Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS OF

GLOBAL POWER EQUIPMENT GROUP INC.

This Code of Business Conduct and Ethics was adopted by the Board of Directors (the “Board”) of Global Power Equipment Group Inc. on June 12, 2014 and became effective on July 15, 2014.

I. INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) is a guide for all employees, officers and directors of Global Power Equipment Group Inc. and its subsidiaries (“Global” or the “Company”) in the conduct of every aspect of the Company’s business. Global is committed to honesty and integrity in its dealings with others. The Company’s continued success will be attained through compliance with the law, honest and ethical dealings with others, and a commitment to quality.

This Code is intended to help ensure compliance with the highest level of ethical standards and assist each employee, officer, and director in applying legal and ethical practices to their everyday work. This Code has been prepared to provide a summary of the broad principles of legal and ethical business conduct that are the foundation of the Company’s business operations. It is not a complete list of all the legal or ethical questions or situations confronting Global personnel in the day-to-day conduct of their many activities. Global must rely on good judgment and personal ethical standards of each employee to maintain a high standard of honesty and integrity in the conduct of its business.

This Code applies to all directors, officers and employees of Global and to all Global business locations throughout the world. Those who violate the standards in this Code will be subject to disciplinary action, up to and including possible termination of employment. Employees who have questions concerning this Code or become aware of a possible violation of this Code should contact their supervisor, manager, Chief Compliance Officer or the General Counsel or follow the guidelines described in this Code.

II. GENERAL POLICY

It is the policy of the Company to conduct its business in accordance with applicable laws, rules and regulations, with honesty and integrity, in a manner which demonstrates respect for local cultural and ethnic customs, and with a strong commitment to the highest standards of ethics. Global demands high standards of integrity and sound ethical judgment from its personnel at all times.

III. COMPLYING WITH LAW

All employees, officers and directors of the Company should respect and comply with all applicable laws, rules, and regulations of the United States (“U.S.”) and all other countries, states, counties, cities, or other jurisdictions, which pertain to the Company and/or its employees, officers and directors in connection with the Company’s business.

Such legal compliance should include, without limitation, compliance with:

1.	“Insider trading” and selective disclosure prohibitions applicable to the Company and its employees, officers, and directors. See also, Global’s “Insider Trading Policy” and Global’s “Disclosure Policy.”

2.	Antitrust and competition requirements. See also, Global’s “Antitrust Policy.”

3.	Any applicable statute, treaty, regulation, order, procurement policy, rule, license or certificate of the United States or any other applicable government of any country, including, without limitation, all applicable export and import control laws, rules, and regulations; the United States Foreign Corrupt Practices Act; and the Travel Act; including tax laws relating the Company’s operations and/or an individual’s compensation derived from employment by the Company. Without limiting the preceding, see also, Global’s “International Compliance Policy.”

This Code does not summarize all laws, rules, and regulations applicable to the Company and its employees, officers, and directors. Please consult the Company’s legal department and the various guidelines which the Company may have available on questions concerning specific laws, rules, and regulations.

IV. CONFLICTS OF INTEREST

Employees, officers and directors of Global have a duty to avoid financial, business or other relationships which might be opposed to the interests of Global or might cause a conflict with the performance of their duties. Employees, officers, and directors should conduct themselves in a manner that avoids even the appearance of conflict between their personal interests and those of the Company.

A “conflict of interest” occurs when an employee’s, officer’s, or director’s private interests (including the interests of a member of his or her family) interfere in any way – or even appear to interfere – with the interests of Global. A conflict can arise if an employee, officer, or director takes actions or outside work or makes financial investments that make it difficult to perform his or her work at Global objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. It is not possible to discuss every circumstance that may lead to a conflict of interest, but the following examples are illustrative:

1. Loans by the Company to, or guarantees by the Company of, obligations of, employees or their family members could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of any director or officer or their family member are expressly prohibited (except for authorized cash advances or the use of Company credit cards for expenses incurred during the normal course of business).

2. Owning or holding a substantial financial interest in a company which has material business dealings with Global or which engages in any significant field of activity engaged in by Global.

3. Other employment (including self-employment) or serving as a director, officer, or consultant for any business organization that: (i) is a competitor of Global or has a significant business relationship with Global; (ii) requires you to use or disclose sensitive information about Global; or (iii) otherwise interferes with being able to act in the best interests of Global.

4. Accepting gifts, payments, or services of significant value from those seeking to do business with Global or otherwise accepting improper personal benefits as a result of an employee’s position at Global.

5. Knowingly competing with Global in the purchase or sale of property or diverting from Global a business opportunity in which Global has or is likely to have an interest.

Whether or not a conflict of interest exists or will exist can be unclear. Actions that might involve a conflict of interest, or the appearance of one, should be disclosed in writing to an employee’s supervisor or to the Chief Compliance Officer or General Counsel. If an employee’s supervisor is involved in the potential or actual conflict of interest, the matter must be discussed directly with the General Counsel. A supervisor may not authorize or approve a conflict of interest without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. Directors and executive officers may only seek determination and prior authorizations of a conflict of interest from the Audit Committee, another independent committee or the full Board of Directors.

Any employee, officer, or director who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of a supervisor, manager, Chief Compliance Officer or the General Counsel. Employees who knowingly fail to disclose conflicts are subject to discipline, including dismissal. See also, Global’s “Related Party Transactions Policy.”

V. CORPORATE OPPORTUNITIES

Employees, officers, and directors are prohibited from (i) taking for themselves personally opportunities that properly belong to Global or are discovered through the use of corporate property, information, or position; (ii) using corporate property, information, or position for personal gain; and (iii) competing with Global. Such prohibition also extends to any friends or family members of employees, officers and directors. Employees, officers, and directors owe a duty to Global to advance its legitimate interests when the opportunity to do so arises.

VI. COMPETITION AND FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. Global seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

VII. CONFIDENTIALITY

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends. See also, Global’s “Confidential Information Policy” and “Electronic Communication Policy.”

VIII. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers, and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data or reports. Unauthorized use or distribution of this information would violate the Company’s policies and may also be illegal and result in civil or criminal penalties. See also, Global’s “Confidential Information Policy” and “Electronic Communication Policy.”

IX. UNAUTHORIZED USE OF CORPORATE FUNDS AND ASSETS

The use of corporate funds or assets for any unlawful or improper purpose is strictly prohibited. Examples include illegal corporate political contributions to candidates, parties, or government officials in any country, and payments to any government officials or private individuals to induce customers to purchase the Company’s goods and services.

Under certain circumstances it may be permissible to make facilitating payments in nominal amounts to low-level government employees to obtain or expedite the performance of nondiscretionary, legitimate customary duties such as mail delivery, security, customs clearance and the like, where the practice is usual or customary in the country concerned. Before such payments are made, the highest-level manager of the Company in the applicable country shall have made a determination that:

1. the government action or assistance is proper for the Company to receive;

2. the payments are customary in the country in which they are to be made; and

3. there is no reasonable alternative to making such payments.

All such payments must be accurately disclosed in the appropriate operating company’s books and records. See also, Global’s “International Compliance Policy.”

X. ACCOUNTING RECORDS

Financial statements and the books, records, and accounts on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of Company funds must be properly recorded in the books, and records must disclose the nature and purpose of the Company’s transactions. All records and transactions are subject to review by internal and external auditors. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel and under no circumstances will any relevant information be intentionally withheld from them.

The following requirements apply to all of the Company’s records:

1. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose.

2. No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act.

3. All transactions shall be executed in accordance with management’s general or specific authorization.

4. Transactions shall be properly recorded to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets.

5. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

It is the Company’s policy to comply with all applicable financial reporting and accounting regulations. Any employee, officer, or director who has concerns or complaints regarding questionable accounting or auditing matters of the Company is encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) in accordance with the Company’s “Procedures for Reporting Complaints Regarding Accounting or Auditing Matters,” a copy of which is available in the “Investor Relations-Corporate Governance” section of the Company’s web site at http://www.globalpower.com. Subject to duties that may arise under applicable laws, regulations, and legal proceedings, such submissions will be treated confidentially. See also, Global’s “Record Retention Policy.”

XI. POLITICAL CONTRIBUTIONS AND ACTIVITIES

Global encourages its employees to maintain an interest in political matters in their home country, but recognizes that participation in politics is primarily a matter of individual choice. Involvement and participation in political activities must be on an individual basis, on the employee’s own time, and at the employee’s own expense. Further, when an employee speaks on public issues, it must be made clear that comments or statements made are those of the individual and not the Company.

An employee’s participation in political activities in a country where he or she is not a citizen may jeopardize the employee’s continued right to live and work in such country. Accordingly, such participation is prohibited.

No Company funds or assets, including the work time of any employee, will be contributed, loaned, or made available, directly or indirectly, to any political party or the campaign of any candidate for political office. See also, Global’s “Authorizations and Approval Policy.”

XII. PROHIBITED PAYMENTS

It is the Company’s policy to deal with its clients and suppliers, and the governments of all jurisdictions in which it operates, in a straightforward and aboveboard manner.

In addition to other standards of conduct set forth in this Code, employees may not directly or indirectly offer or provide any gift, gratuity, or entertainment as a bribe, kickback, or other payment to any government official or employee to obtain or retain business or special concessions.

Similarly, employees are not authorized to make payments as a bribe, kickback, or other payment, including commissions, finders’ fees, etc., to employees of other companies or organizations, directly or indirectly, for the purpose of obtaining favorable treatment in securing business or otherwise obtaining special concessions from such other companies or organizations. See also, Global’s “International Compliance Policy.”

XIV. RETAINING AGENTS, CONSULTANTS, AND REPRESENTATIVES

Agents, consultants and representatives of the Company are expected to comply with the applicable provisions of this Code. No person or entity shall be hired or retained to assist with the acquisition, development or retention of business until the Company has received full details regarding the background and reputation of the individual or entity to be hired or retained. In addition, no such individual or entity shall be hired or retained other than pursuant to a written agreement which has been approved in advance by the Chief Executive Officer or the President of the relevant operating company and by the General Counsel or his/her designee. See also, Global’s “Authorizations and Approval Policy.”

XVI. PUBLIC COMPANY REPORTING

The United States Securities and Exchange Commission and the New York Stock Exchange require prompt public disclosure of material information about the Company. It is Global’s policy that all disclosures to the public, including periodic reports, press releases, speeches, and stockholder communications will be accurate and timely. Employees must not use for personal gain, or reveal outside of the Company, material information which is neither known nor available to the general public.

Depending on their position with Global, an employee, officer, or director may be called upon to assist or provide necessary information to assure that the Company’s public reports and disclosures are complete, fair, accurate, timely, and understandable. The Company expects employees, officers, and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements. Each director, officer and employee who is involved in the Company’s disclosure process must (i) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting and (ii) take all necessary steps to ensure that all filings with the Securities and Exchange Commission and all other public company communication about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure. See also, Global’s “Disclosure Policy,” Global’s “Disclosure Controls and Procedures” and Global’s “Disclosure Guidelines.”

XVII. DISCIPLINE AND COMPLIANCE

Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment, removal as a director, or such other actions as may be appropriate under the circumstances.

The responsibility for compliance with this Code, including the duty to seek interpretation when in doubt, rests with each employee, officer, and director.

XVIII. CERTIFICATION

Each officer or director of the Company and the most senior level person and other key management employees in each country in which the Company does business shall annually certify that he/she (i) has read this Code; (ii) has not violated any requirements of this Code during the preceding year; and (iii) is not aware of any material violation of the requirements of this Code by any other person.

XIX. QUESTIONS AND INTERPRETATIONS

Routine questions concerning this Code should be directed to the employee’s immediate supervisor. Requests for specific interpretations of this Code should be referred to the Chief Compliance Officer or General Counsel.

XX. WAIVERS OF THE CODE

Any waiver of any provision of this Code for executive officers and directors may be made only by the Board of Directors and will be promptly disclosed as required by law and/or stock exchange regulation. Any request for a waiver of any provision of this Code by any other employee should be submitted to the General Counsel. The General Counsel shall inform the Audit Committee of the Board of any waiver granted.

XXI. COMPLAINTS REGARDING ACCOUNTING OR AUDITING MATTERS

If any employee, officer, or director has concerns or complaints regarding questionable accounting or auditing matters of Global, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) at any time to:

1.	by calling an independent Hotline:

•	toll-free for U.S. 1.800.461.9330

•	toll-free for China, Germany, Malaysia and the Netherlands +800.1777.9999

•	toll-free for Mexico 001.866.376.0139 or

•	from a country not otherwise listed by placing a collect call/reverse charge to the independent Hotline at 1.720.514.4400

2.	by accessing the Hotline via the internet at www.MySafeWorkplace.com.

Global’s MySafeWorkplace Line is managed by an outside, independent service provider and allows anyone to make a report anonymously. See also, Global’s “Procedures for Reporting Complaints Regarding Accounting or Auditing Matters.”

XXII. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers, or other appropriate personnel, including, if necessary, the Chief Executive Officer, the Chief Financial Officer, the Chief Compliance Officer or the General Counsel, about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.

Employees should report any violation or suspected violation of this Code or any other illegal or unethical conduct by employees, officers, or directors of the Company. Violations or suspected violations must be reported:

1. to your immediate supervisor or superiors; or

2. to the Chief Compliance Officer or General Counsel; or

3. in the case of any violation or suspected violation on the part of a director or executive officer, to the Audit Committee, an independent board committee or the full Board of Directors; or

4. by calling an independent Hotline:

•	toll-free for U.S. 1.800.461.9330

•	toll-free for China, Germany, Malaysia and the Netherlands +800.1.777.9999

•	toll-free for Mexico 001.866.376.0139

•	from a country not otherwise listed by placing a collect call/reverse charge to the independent Hotline at 1.720.514.4400; or

5. by accessing the Hotline via the internet at www.MySafeWorkplace.com.

If the confidential Hotline is utilized, the report may be provided on a confidential and anonymous basis. In any event, if a reporting person’s concerns or complaints require confidentiality, including keeping his or her identity anonymous, then this confidentiality will be protected, subject to applicable laws, regulations, or legal proceedings. All employees are expected to cooperate in any internal investigations of possible illegal or unethical conduct. All supervisors or managers who receive any report of a suspected violation or other illegal conduct shall report the matter immediately to the Chief Compliance Officer or the General Counsel.

Any reports or complaints concerning the Company’s financial disclosure, accounting practices, internal accounting controls, or questionable auditing or auditing matters should be made under the procedures set forth above under “Complaints Regarding Accounting or Auditing Matters.” See also, Global’s “Procedures for Reporting Complaints Regarding Accounting or Auditing Matters.”

XXIII. PROHIBITION ON RETALIATION

Any employee, officer or director who in good faith reports instances of illegal or unethical conduct, complaints, or concerns regarding questionable accounting or auditing matters, as well as any violation of any applicable law, rule, or regulation, instance of corporate fraud, or any substantial and specific danger to the employee’s or public’s health and safety will be protected from threats of retaliation, discharge, or other types of discrimination. This prohibition on retaliation and discrimination shall include, but not be limited to, matters relating to compensation and terms and conditions of employment, that are directly related to making such report. In addition, no employee, officer or director will be adversely affected because such employee, officer or director refused to carry out a directive which, in fact, constitutes corporate fraud or is a violation of any applicable law, rule, or regulation. See also, Global’s “Procedures for Reporting Complaints Regarding Accounting or Auditing Matters.”

XXIV. APPLICABILITY TO BOARD OF DIRECTORS

All members of the Company’s Board of Directors, in regard to their Global duties, are responsible for conducting themselves in compliance with applicable provisions of this Code, as well as other Global policies, and applicable laws, and regulations. Failure to comply with this Code may result in removal from the Board of Directors.

Directors who are concerned that violations of this Code or other illegal or unethical conduct by any employee, officer, or director has occurred or may occur should report their concern to the Chairman of the Audit Committee of the Board of Directors or, in the event he or she believes that it is inappropriate to report to the Chairman of the Audit Committee, any other member of the Audit Committee, the Chairman of the Board of Directors, or the General Counsel. Any suspected violations of the Code by directors or executive officers must be reported to the Audit Committee, another independent committee or the full Board of Directors. Directors are expected to cooperate in any internal investigation of possible illegal or unethical conduct.

XXV. COMPLIANCE PROCEDURES

It is expected that every Global employee will transact the Company’s business with the highest standards of integrity. By maintaining a sensitivity to and awareness of the ethical aspects of business, we can assure that our business conduct is exemplary in all respects. Global and its employees enjoy an outstanding reputation. Adherence to this Code will uphold and enhance that reputation. However, since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

1. Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

2. Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

3. Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

4. Seek help from Company resources. In cases where it may not be appropriate to discuss an issue with your supervisor, or where you and your supervisor need assistance in applying this Code to a particular situation or need assistance in determining whether a particular type of conduct is illegal or unethical, contact the Chief Compliance Officer or General Counsel.

5. You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. We do not permit retaliation of any kind against employees for good faith reports of ethical violations.

6. Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XXVI. VIOLATIONS AND ENFORCEMENT OF THIS CODE

Allegations of Code violations will be reviewed and investigated by the Company’s Chief Compliance Officer and General Counsel, or, in appropriate circumstances by the Company’s Audit Committee. Upon a determination that there has been a violation of this Code, such determination will be reported to the Audit Committee, the Board of Directors or the General Counsel, as appropriate, for further action. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities, demotion or termination of employment.

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

Those who violate the standards in this Code will be subject to disciplinary action. Failure to follow this Code, or to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service.